Exhibit 99.1

Important Notice

To Directors and Executive Officers of

GGP Inc.

Regarding the Regulation BTR

Blackout Period and Trading Restrictions

August 3, 2018

General Information. This notice is to inform you that the GGP Inc. 401(k) Savings Plan (the “401(k) Plan”) will have a blackout period during which 401(k) Plan participants will be unable to conduct transactions in GGP Inc. (“GGP”) common stock (“GGP Stock”) within the 401(k) Plan. GGP previously announced that GGP would be acquired by Brookfield Property Partners L.P. (“BPY”) pursuant to the Agreement and Plan of Merger, dated as of March 26, 2018 and as amended on June 25, 2018, by and among GGP, BPY and Goldfinch Merger Sub Corp. (as may be further amended or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”). The blackout period is necessary in connection with the acquisition to enable the 401(k) Plan to update its records and accounting to reflect the acquisition of shares of GGP Stock, including shares held under the 401(k) Plan, by BPY. On August 2, 2018, GGP received notice of this blackout period from GGP Operating Partnership, LP, the 401(k) Plan administrator. U.S. federal law generally requires 30 days advance notice of a blackout period. There is an exception to this 30-day rule where such advance notice is not possible due to events beyond the reasonable control of the plan administrator. GGP Operating Partnership, LP was unable to provide this amount of advance notice because the timing with respect to the blackout period was dependent on a closing date for the proposed transaction and the timing of certain related events, which were not identifiable until July 26, 2018. Because you are a director or an executive officer of GGP, you will also be prohibited during the blackout period from engaging in most transactions involving equity securities of GGP that you acquired in connection with your service or employment as a director or executive officer of GGP.

Impact on 401(k) Plan Participants. As a result of the acquisition, participants in the 401(k) Plan will be temporarily unable to direct or diversify investments in their individual accounts or obtain distributions from the 401(k) Plan if the transaction involves GGP Stock. This period, during which participants will be unable to exercise these rights otherwise available under the 401(k) Plan, qualifies as a “blackout period” under the Securities and Exchange Commission’s Regulation BTR.

Restrictions on Directors and Executive Officers during the Blackout Period. During the blackout period, directors and executive officers of GGP will be subject to trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. Subject to limited exceptions, these restrictions generally prohibit, during the blackout period, the direct or indirect purchase, sale or other acquisition or transfer of any of GGP’s equity securities that you acquired in connection with your service or employment as a director or executive officer of GGP. Please note that all trading by GGP’s directors and executive officers is already prohibited under GGP’s Insider Trading Policy during the quarterly insider trading blackout period. Regulation BTR, however, also imposes additional penalties, such as criminal penalties and a requirement to disgorge all profits, on trades that occur during a Regulation BTR blackout period.

•	Note that “equity securities” are defined broadly to include GGP Stock and derivatives thereof, including without limitation stock options, performance shares and restricted stock.

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Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

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Among other things, these rules prohibit selling shares of GGP Stock acquired pursuant to options granted to you in connection with your service as a director or employment as an executive officer, selling restricted stock or performance shares that have vested or selling shares to cover withholding taxes upon the vesting of restricted stock or performance shares.

•	These restrictions generally do not apply to the reinvestment of dividends under a pre-established broad-based stockholder dividend reinvestment plan, such as the GGP Inc. Dividend Reinvestment Plan.

Length of the Blackout Period. The blackout period for the 401(k) Plan is expected to begin at 4 p.m., Eastern time, on August 16, 2018, and to end during the week of September 9, 2018. During this period, you can determine whether the BTR blackout period has ended by calling a Vanguard Participant Services associate at (800) 523-1188. We will notify you of any changes that affect the dates of the BTR blackout period.

Questions or Additional Information. The rules described above apply in addition to the other restrictions on trading activity under GGP’s Insider Trading Policy. In order to avoid any inadvertent violations of the blackout period restrictions, you should continue to direct questions about, and requests for pre-clearance of, your transactions in GGP’s securities to Kevin Berry, EVP Human Resources & Communications. In addition, during the blackout period, you may obtain, without charge, information about the blackout period, including whether the blackout period has begun or ended, by contacting Kevin Berry directly at (312) 960-5529 or in writing at 350 N. Orleans St., Suite 300, Chicago, Illinois 60654.